Exhibit 3.1.7

AMENDMENT NO. 7

TO

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER PARTNERS, L.P.

This Amendment (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”), dated as of June 27, 1996, as amended as of August 9, 2000, January 5, 2001, October 5, 2001, February 4, 2002, January 15, 2004, and February 13, 2004 (as so amended, the “Partnership Agreement”), is entered into effective as of March 15, 2005, by Energy Transfer Partners GP, L. P., a Delaware limited partnership (the “General Partner”), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, Section 5.10 of the Partnership Agreement provides that the Partnership may effect a subdivision of Partnership Securities and to issue certificates to Record Holders for the Partnership Securities to be held by such Record Holder following such subdivision, and

WHEREAS, the General Partner, on behalf of the Partnership, has heretofore authorized a two-for-one split for each class of Partnership Securities (the “Unit Split”), and in accordance with Section 5.10(b) of the Partnership Agreement, has set February 28, 2005 as the Record Date for such Unit Split and has provided notice to the Partnership’s Record Holders and to the NYSE of such Unit Split and of the distribution of the additional Partnership Securities on March 15, 2005; and

WHEREAS, in accordance with Section 5.10(c) of the Partnership Agreement, the Partnership will cause its transfer agent to issue and deliver to its Record Holders on March 15, 2005, certificates representing the new Partnership Securities issued as a result of the Unit Split; and

WHEREAS, Section 6.6 of the Partnership Agreement provides that the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution, and Third Target Distribution, shall be proportionately adjusted in the event of a subdivision of Units; and

WHEREAS, the General Partner, on behalf of the Partnership, has determined in its discretion, that the amendments to the Partnership Agreement are necessary and advisable in connection with the Unit Split;

NOW, THEREFORE, pursuant to Section 13.1(d) of the Partnership Agreement, the Partnership Agreement is hereby amended as follows:

AMENDMENT

Section 1. Definitions. Section 1.1 of the Partnership Agreement is hereby amended by deleting the definitions of “First Target Distribution, “Minimum Quarterly Distribution,” “Second Target Distribution,” and “Third Target Distribution” contained therein and inserting in lieu thereof the following definitions:

“First Target Distribution” means $0.275 per Unit per Quarter, subject to adjustment in accordance with Sections 6.6 and 6.9.

“Minimum Quarterly Distribution” means $0.25 per Unit per Quarter, subject to adjustment in accordance with Sections 6.6 and 6.9.

“Second Target Distribution” means $0.3175 per Unit per Quarter, subject to adjustment in accordance with Sections 6.6 and 6.9.

“Third Target Distribution” means $0.4125 per Unit per Quarter, subject to adjustment in accordance with Sections 6.6 and 6.9.

Section 2. Amendment of terms relating to the Class E Units. Section 11 of Amendment No. 5 to the Partnership Agreement is hereby amended as follows:

A. The reference in the first sentence of Section 11 of Amendment No. 5 to the Partnership Agreement is hereby amended to change “4,426,916” to “8,853,832.”

B. The definition of “Class E Percentage” contained in Section 11.B. of Amendment No. 5 to the Partnership Agreement is hereby deleted and the following definition inserted in lieu thereof:

“Class E Percentage” with respect to the Class E Units for any date shall be equal to 11.1% multiplied by the quotient obtained by dividing (A) the number of Class E Units Outstanding on such date, by (B) 8,853,832.

C. Section 11.H. of Amendment No. 5 to the Partnership Agreement is amended to change “$2.82” to “$1.41.”

Section 3. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

Section 5. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

Energy Transfer Partners GP, L.P.

By:	Energy Transfer Partners, L.L.C.
its General Partner

By:	/s/ H. Michael Krimbill
H. Michael Krimbill
President

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By: Energy Transfer Partners, L.L.C., General Partner of Energy Transfer Partners GP, L.P., General Partner, as attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6 of the Partnership Agreement.

By:	/s/ H. Michael Krimbill
H. Michael Krimbill
President